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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation	Ownership
Voxeljet of America Inc.	Delaware	100%

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT